Prospectus Supplement
                       Filed by Harleysville National Corporation pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with a prospectus dated February 3, 1993. Registration Number 33-57790


Cover page of prospectus, fourth paragraph, third full sentence

     If you have any additional questions, please call the Plan
Administrator at 1-800-278-4353.


Page 3, first paragraph, third full sentence.

The Corporation
---------------

     Harleysville National now serves Montgomery, Bucks, Chester,
Carbon and Wayne Counties.


Page 4, first paragraph

     Harleysville National and Citizens National are full-service commercial banks with trust powers. Harleysville National, Citizens National and Security National provide a wide range of banking and financial services to individuals and small to medium-sized businesses.


Page 5

Administration
--------------

3.   Who administers the Plan for Participants?

     American Stock Transfer & Trust Company will administer the Plan as "Plan Administrator." In such capacity, the Plan Administrator will send periodic statements of account to Participants and perform other administrative duties relating to the Plan. Shares purchased for a Participant under the Plan will be held by the Plan Administrator and registered in its name (See No. 26, below).

      Any notices, questions or other communications relating to the Plan should include the Participant's account number and tax identification number and should be addressed to:

           American Stock Transfer & Trust Company
           ATTN: Dividend Reinvestment Department
     Harleysville National Corporation, Plan Administrator
                   40 Wall Street
                 New York, NY 10005

                     Prospectus Supplement
                     Filed by Harleysville National Corporation pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with a prospectus dated February 3, 1993. Registration Number 33-57790


     Participants who have questions regarding the Plan also may contact the Plan Administrator by telephoning 1-800-278-4353.


Page 6, first paragraph, second sentence

5. How does an eligible shareholder become a participant in the Plan?

     DELETE: A postage-paid envelope is provided for that purpose.

Page 8, second full sentence

11. How many shares of Common Stock will be purchased for Participants?

     Each Participant's account will be credited with that number of shares, including any fractional interest computed to three
(3) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in No. 10 above.


Page 9, Second full sentence under question 16

Checks and money orders should be made payable to "American Stock
Transfer & Trust Company, Plan Administrator" and should include the participant's account number and taxpayer identification number.


Exhibit 28(k), second full paragraph, first sentence

     I (We) hereby appoint American Stock Transfer & Trust Company, or such other corporation as may succeed it pursuant to the Plan (or any modification thereof), as my (our) agent (the "Plan Administrator"), to act as such upon and subject to the terms and conditions of the Plan as set forth in the Prospectus.

                     Prospectus Supplement
                     Filed by Harleysville National Corporation pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with a prospectus dated February 3, 1993. Registration Number 33-57790

Exhibit 28(k), Last paragraph, under the signatures

Shareholder:  Please sign exactly as name appears on stock
              certificate. Mail to American Stock Transfer & Trust Company, Attention Plan Administrator, Harleysville National Corporation Dividend Reinvestment and Stock Purchase Plan, 40 Wall Street, New York, NY 10005


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